Date:	October 22, 2015

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2015 EARNINGS

•	Q3 2015 net income of $4.0 million

•	Diluted EPS $0.47 for Q3 2015 compared to $0.40 for Q3 2014

•	Net interest margin of 3.64% for Q3 2015

•	Average shareholders’ equity of $196 million is 12.95% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the third quarter of 2015 of $4,037,000 compared to $3,168,000 for the third quarter of 2014, an $869,000 or 27.4% increase. Basic and diluted net income per common share was $0.47 for the 2015 quarter compared to $0.40 for the 2014 quarter. Net income for the third quarter of 2015 produced a return on average assets of 1.07%, a return on average equity of 8.25%, and a return on average tangible equity of 11.42%.
Net income for the first nine months of 2015 was $10,432,000 compared to $9,851,000 for the comparable period of 2014, a $581,000 or 5.9% increase. Basic and diluted net income per common share was $1.20 for the 2015 period compared to $1.25 for the 2014 period.
The 2015 nine month period was negatively impacted by nonrecurring, merger related costs associated with the January 2015 acquisition of MainStreet BankShares, Inc. (“MainStreet”). Merger related costs for the 2015 nine month period were $1,948,000.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “The third quarter of 2015 and the year to date have been very good for American National.

“At September 30, 2015, American National had $980,984,000 in loans compared to $816,588,000 at September 30, 2014, an increase of $164,396,000 or 20.1%. Of that increase, $106,166,000 or 64.6% relates directly to the MainStreet acquisition.
“We also have had notable growth in our other markets. Organic loan growth over the past year was $58,230,000 or 7.1%. A combination of active business development and gradually improving local market economic conditions are beginning to result in loan growth. However, we did see a slowdown in the third quarter 2015 as loans outstanding fell slightly, $1,921,000 or 0.2%, compared to the end of the second quarter. Even though the current quarter showed no net growth, we were very pleased to see a substantial portion of new loan production in the form of credits that will fund over time, so their benefit will manifest over the next several quarters.
“On the liability side of the balance sheet, at September 30, 2015, American National had $1,226,521,000 in deposits compared to $1,051,060,000 at September 30, 2014, an increase of $175,461,000 or 16.7%. Of that increase, $121,995,000 or 69.5% is related directly to the MainStreet acquisition. The deposit growth was strong in all categories, but most notably in non-maturity (core) deposits. We are continuously working to grow core deposits and their affiliated relationships, but the challenge in this ongoing low rate environment is to do that in a cost effective and yet competitive manner. Our cost of interest bearing deposits for the third quarter was 0.52%, compared to 0.55% for the comparable 2014 quarter.
“On the earnings side, our net income for the third quarter was $4,037,000, up from $3,168,000 in the 2014 quarter, an increase of $869,000 or 27.4%. We had several drivers that impacted the 2015 quarter compared to the 2014 quarter.
“The merger with MainStreet had a significant and positive impact to operating results by adding substantially to earning assets. Net interest income for the quarter is up by $1,601,000 and of that increase 88.1% relates to the MainStreet acquisition.
“Noninterest income was higher in the 2015 quarter by $74,000 or 2.5%. Virtually all categories showed notable improvement, but the increase was reduced by a decrease in securities gains of $309,000 compared to the comparable prior year quarter.
“Noninterest expense was higher in the 2015 quarter by $561,000 or 6.4%. The magnitude of the increase was reduced by an improvement in other real estate expense and a decrease in nonrecurring merger related expenses.

“We are very sensitive to the issue of operational efficiency. During the third quarter we closed two underperforming banking offices, one in the Danville market and one in the Lynchburg market.
“Our efficiency ratio, basically the cost to produce one dollar of revenue, was 61.25 during the current quarter, down from 72.76 for the second quarter, and down from 64.35 for the third quarter of 2014. The second quarter of 2015 was negatively impacted by significant nonrecurring merger expenses.”
Haley concluded, “As we review the current quarter and the last nine months, we are pleased with 2015. The successful merger and integration of Franklin Community Bank earlier this year was a major accomplishment and has significantly increased our size and market footprint. We are extremely pleased to see the beginning of significant, though somewhat erratic, organic loan growth. Bar none, this is our favorite leading indicator of improving business and economic conditions.
“American National has a century long legacy of providing high quality banking products and services and an exemplary return to its shareholders. Our goal is to continue that tradition, build and improve on it. We will do this by continuing to provide quality banking products and services, growing our balance sheet, maintaining strong asset quality, and seeking ways to more effectively deploy our capital. Among those ways is our stock repurchase plan, which during the quarter bought approximately 70,000 shares, ongoing consideration of future merger and acquisition opportunities, and a regular review of our dividend policy.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended September 30, 2015, average shareholders’ equity was 12.95% of average assets, compared to 13.18% for the quarter ended September 30, 2014.
Book value per common share was $22.81 at September 30, 2015, compared to $22.08 at September 30, 2014.
Tangible book value per common share was $17.32 at September 30, 2015, compared to $16.81 at September 30, 2014.

Credit Quality Measurements
Non-performing assets ($5,360,000 of non-performing loans and $1,333,000 of other real estate owned) represented 0.44% of total assets at September 30, 2015, compared to 0.52% at September 30, 2014.
Annualized net charge offs to average loans was seven basis points (0.07%) for the 2015 third quarter, equal to that for the same quarter in 2014.
The allowance for loan losses as a percentage of total loans was 1.29% at September 30, 2015 compared to 1.55% at September 30, 2014. The largest driver of this decrease was the merger with MainStreet, whose loans have been marked to fair value at the merger date and whose related allowance for loan loss was eliminated in the valuation process.
Other real estate owned was $1,333,000 at September 30, 2015, compared to $2,364,000 at September 30, 2014, a decrease of $1,031,000 or 43.6%.

Merger related financial impact
The fair value adjustments related to our two recent mergers have had and continue to have a favorable impact on net interest income and income before income tax for American National. The adjustments are summarized below (dollars in thousands):
The MainStreet merger was effective January 1, 2015; therefore, no comparative 2014 information is presented.
The fair value impact of the MainStreet merger was affected during the third quarter by a change in accounting estimates. The rules for business combinations allow up to a year after a merger to refine estimates based on additional relevant information.

The impact of this one-time adjustment to operations was a reduction in loan accretion income of $353,000, which was offset by a reduction in goodwill on the balance sheet.

Net Interest Income
Net interest income before provision for loan losses increased to $12,061,000 in the third quarter of 2015 from $10,460,000 in the third quarter of 2014, an increase of $1,601,000 or 15.3%.
For the 2015 quarter, the net interest margin was 3.64% compared to 3.68% for the same quarter in 2014, a decrease of four basis points (0.04%).

Provision for loan losses
Provision expense for the third quarters of 2015 and 2014 was zero.
There was no need for a provision expense in the 2015 quarter, as any potential provision expense was primarily mitigated by a small decline in loan volume during the quarter and improvement in some impaired loan allowance allocations.

Noninterest Income
Noninterest income totaled $3,055,000 in the third quarter of 2015, compared with $2,981,000 in the third quarter of 2014, an increase of $74,000 or 2.5%. Almost all income categories showed large increases, most of which were related to increased transaction volumes resulting from the MainStreet transaction. However, the 2014 quarter included $315,000 in securities gains compared to only $6,000 in the 2015 quarter.

Noninterest Expense
Noninterest expense totaled $9,388,000 in the third quarter of 2015, compared to $8,827,000 in the third quarter of 2014, an increase of $561,000 or 6.4%.
All expense categories were impacted by the MainStreet merger and the integration of Franklin Community Bank into American National’s operations.
The increase in noninterest expense was mitigated by a $267,000 improvement in other real estate owned, net, and an $181,000 reduction in nonrecurring merger related expense.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $733 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.